KEY TECHNOLOGY COMPLETES ACQUISITION OF
HIGH-END DIGITAL SORTER INNOVATOR VISYS

WALLA WALLA, Wash., February 28, 2013 – Key Technology, Inc. (Nasdaq: KTEC), a complete solutions provider and worldwide leader in the design and manufacture of process automation systems, announced today that it has completed its previously announced acquisition of Belgium-based Visys NV, a supplier of innovative digital sorters.

Under the terms of the agreement, Visys became a wholly-owned subsidiary of Key Technology. Shareholders of privately-owned Visys received approximately $13.0 million in cash, 600,000 shares of Key Technology Common stock, and 250,000 Key Technology warrants. The total value of the deal was approximately $21 million. The transaction is expected to be accretive within the first twelve months.

Key and Visys will maintain headquarters in Walla Walla, Washington and Hasselt, Belgium, respectively. The combined company has approximately 560 employees worldwide.

About Visys NV
Established in 2004, Visys is a leading provider of high-performance digital sorting solutions to the global food and non-food processing industries. The company’s sorting systems replace manual sorting methods with automated sorting to detect and remove foreign material and defects from product streams. The company has pioneered industry-leading laser technology and BioPrint sorting capabilities used on its Lynx, Spyder, Cayman and Python sorting platforms. Headquartered in Belgium, Visys supports a substantial customer base in the food processing and waste recycling industries, primarily in Europe.

About Key Technology, Inc.
Key Technology, an ISO-9001 certified company, is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in food processing and other industries improve quality, increase yield and reduce cost. With worldwide sales representation, the company maintains demonstration and testing facilities at its headquarters, and manufacturing divisions in Walla Walla, Washington, U.S.A., and at Key Technology BV in Beusichem, the

Netherlands. The company's common stock trades on the Global Market tier of The NASDAQ Stock Market® under the symbol KTEC.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Financial Media Inquiries:	Investor Inquiries:
Evan Pondel or Laurie Berman	Jack Ehren
PondelWilkinson, Inc.	Key Technology, Inc.
Tel: +1 310 279 5980	Tel: +1 509-394-3120
pwinvestor@pondel.com	jehren@key.net
www.pondel.com	www.key.net